Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Analyst and Investor Contact:	News Media Contact:
Molly Salky	Wendy Dominguez
(817) 415-3189	817-415-3300
Molly.Salky@RadioShack.com	Media.Relations@RadioShack.com

RADIOSHACK CORPORATION NAMES SCOTT E. YOUNG
EXECUTIVE VICE PRESIDENT – CHIEF MERCHANDISING OFFICER

FORT WORTH, Texas, April 6, 2010 – RadioShack Corporation today announced the appointment of Scott E. Young, a retail and consumer-products industry executive, as executive vice president and chief merchandising officer.  In this role, Mr. Young will be responsible for developing and implementing RadioShack’s merchandising, product development and allocation functions to support the Company’s strategic focus on mobility, innovation, connectivity, and personal service.

Mr. Young, 48, joins RadioShack from LodgeNet Interactive Corporation, where since 2006 he has been divisional president and chief marketing officer.  Previously, Mr. Young spent seven years at Best Buy Company, Inc., where he held numerous positions within the merchandising function, including vice president, merchandising.

“We are delighted to welcome Scott to THE SHACK®,” said Julian C. Day, RadioShack’s chairman and chief executive officer.

“Over the last year, our Company has successfully launched our new brand platform and has become a leader in meeting customers’ needs for high-demand mobile technology and connectivity products and services,” Mr. Day said.  “As we pursue growth opportunities ahead, we are confident Scott will play a critical role in our plans to enhance the product assortment and the shopping experience at The Shack.”

Before Best Buy, Mr. Young was vice president of strategic marketing at BMG Entertainment North America, managing director of merchandising for Ticketmaster and director of marketing at Capitol Records.

Young earned a bachelor’s degree from Yale University in 1985 and an MBA from the John E. Anderson Graduate School of Management and the University of California at Los Angeles in 1992.

RadioShack Names Scott E. Young EVP and Chief Merchandising Officer, 04.6.10	Page 2 of 2

About RadioShack Corporation
RadioShack (NYSE: “RSH”) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs.  THE SHACK offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment.  RadioShack employs approximately 35,000 people globally, including a team of friendly and helpful sales experts who are recognized for delivering the best customer service in the wireless industry. RadioShack’s retail network includes 4,680 company-operated stores in the United States and Mexico, more than 550 wireless phone kiosks in the United States, and more than 1,300 dealer outlets worldwide.  For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com.

THE SHACK®  is a registered trademark of RadioShack Corporation.

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